      As filed with the Securities and Exchange Commission on April 2, 1999
                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ------------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                                 ALKERMES, INC.
             (Exact name of registrant as specified in its charter)

             Pennsylvania                                  23-2472830
    (State or other jurisdiction of                     (I.R.S. Employer
    incorporation or organization)                     Identification No.)

                         ------------------------------

                                64 Sidney Street
                         Cambridge, Massachusetts 02139
                                 (617) 494-0171
                   (Address, including zip code, and telephone
                          number, including area code,
                  of registrant's principal executive offices)

                    Richard F. Pops, Chief Executive Officer
                                 Alkermes, Inc.
                64 Sidney Street, Cambridge, Massachusetts 02139
                                 (617) 494-0171
                (Name, address, including zip code, and telephone
                          number, including area code,
                              of agent for service)
                         ------------------------------

                                   Copies to:

                            Morris Cheston, Jr., Esq.
                              Jennifer L. Miller, Esq.
                     Ballard Spahr Andrews & Ingersoll, LLP
                         1735 Market Street, 51st Floor
                        Philadelphia, Pennsylvania 19103
                                 (215) 665-8500
                         ------------------------------

        Approximate date of commencement of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.

                         ------------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / ____________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / ____________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /


===================================================================================================================================
                                                             CALCULATION OF REGISTRATION FEE
          Title of each class of                                           Proposed maximum aggregate                Amount of
        securities to be registered           Amount to be registered           offering price(1)                registration fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share            119,454 shares                   $3,255,122                          $905
===================================================================================================================================

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(i).

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

PROSPECTUS



                                 ALKERMES, INC.

                                 119,454 SHARES
                                  COMMON STOCK


         Alkermes is offering to sell 119,454 shares of its common stock with this prospectus to holders of options for common stock granted under the Advanced Inhalation Research, Inc. 1998 Equity Incentive Plan, at option exercise prices ranging from $0.59 to $4.50. We assumed the Advanced Inhalation Research, Inc. 1998 Equity Incentive Plan and options granted thereunder in connection with a merger transaction with Advanced Inhalation Research, Inc. on February 1, 1999.

         Our common stock is traded on the Nasdaq National Market under the symbol "ALKS." On March 31, 1999 the last sale price of the common stock, as reported on the Nasdaq National Market, was $27.25 per share.






   THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 9.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is April 2, 1999

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, the shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock. In this prospectus, references to "we," "us" and "our" refer to Alkermes, Inc. and its subsidiaries.

         Alkermes(R), ProLease(R), Medisorb(R) and the Alkermes logo are registered trademarks of Alkermes, Inc. RMP(TM), RMPs(TM), RMP-7(TM), Cereport
(TM) and Receptor-Mediated Permeabilizers(TM) are trademarks of Alkermes, Inc.

                                   -----------


                                TABLE OF CONTENTS

Where You Can Find More Information.......................................2
Incorporation of Information We File with the SEC.........................3
Summary...................................................................4
The Offering..............................................................7
Risk Factors..............................................................9
Use of Proceeds..........................................................25
Dividend Policy..........................................................25
The Equity Incentive Plan................................................26
Plan of Distribution.....................................................28
Legal Matters............................................................28
Experts..................................................................28

                                   -----------


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information, regarding issuers, including us, that file documents with the SEC electronically. You can also inspect our SEC filings at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington DC 20006.

         This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC with respect to the common stock offered by this prospectus. This prospectus does not contain all the information that is in the registration statement. We omitted certain parts of the registration statement as allowed by the SEC. We refer you to the registration statement and its exhibits for further information about us and the common stock offered by the selling shareholders.


                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

         -        Annual Report on Form 10-K for the year ended March 31, 1998;

         - Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998, September 30, 1998, and December 31, 1998;

         - Current Report on Form 8-K dated April 15, 1998 and Current Report on Form 8-K dated February 1, 1999, as amended by Form 8-K/A filed on April _____, 1999;

         - Item 1 of Registration Statement on Form 8-A dated June 28, 1991, as amended by Form 8-A/A dated January 17, 1997, including any amendments or reports filed for the purpose of updating the information in Item 1.

         You may request a copy of these filings, at no cost, by writing to or telephoning us at the address below. However, we will not provide copies of the exhibits to these filings unless we specifically incorporated by reference the exhibits in this prospectus.

         Alkermes, Inc.
         Attention: James M. Frates, Vice President and Chief Financial Officer 64 Sidney Street
         Cambridge, MA  02139
         (617) 494-0171

                                     SUMMARY

ALKERMES, INC.

         We are a company using the tools of biotechnology to develop proprietary drug delivery systems. We currently focus on the following drug delivery opportunities:

         - Sustained release injection of proteins and other complex macromolecules;

         -        Sustained release injection of small molecule drugs;

         -        Delivery of drugs into the brain past the blood-brain barrier;

         -        Pulmonary delivery of drugs; and

         -        Oral delivery of drugs.

We are developing product candidates that combine our drug delivery systems with drugs that are currently being sold or developed by others. A delivery system and a drug are combined--generally as a single product but sometimes as separate products to be used together--to treat a specific condition. We are developing product candidates that, in all but one case, combine our drug delivery systems with drugs into a single product. We use the term "product candidate" to refer to each of these combinations that we have developed but which has not been approved by the United States Food and Drug Administration, which we refer to as the FDA. We also refer to our Cereport drug delivery system, which is administered separately from the drug it is intended to deliver, as a product candidate. We must receive FDA approval for each product candidate before we can market it in the United States. Approvals are also required in many foreign countries. We do not yet have a product on the market but, in collaboration with several pharmaceutical companies, are developing various product candidates based on our drug delivery systems.

INJECTABLE SUSTAINED-RELEASE SYSTEMS

         PROLEASE

         ProLease is a drug delivery system through which proteins and peptides, which are large, fragile molecules, are stabilized and encapsulated in microspheres made of common medical polymers. We are developing several ProLease product candidates in collaboration with large pharmaceutical companies. With Genentech, Inc., we are developing a ProLease product candidate using Genentech's human growth hormone. We, along with Genentech, intend to submit a new drug application for this product candidate, called Nutropin Depot, with the FDA. We are also working with Johnson & Johnson on a ProLease formulation of erythropoietin, which is commonly referred to as EPO. Finally, we are working on several feasibility studies with undisclosed pharmaceutical companies on various drugs.

         MEDISORB

         Medisorb is a drug delivery system through which traditional, small molecule drugs are stabilized and encapsulated in microspheres made of common medical polymers. The Medisorb system employs a different manufacturing process from the ProLease process. We are working with Janssen Pharmaceutical International on the development of a Medisorb formulation of one of Janssen's drugs, the name of which we have not yet disclosed.

DRUG DELIVERY TO THE BRAIN

         CEREPORT

         This drug delivery system is designed to help deliver drugs to the brain by briefly increasing the permeability of the blood-brain barrier. Cereport is based on a compound occurring naturally in the body and known to affect vascular permeability. Following injection, Cereport increases permeability by triggering a brief relaxation of the tight cellular junctions of capillaries in the brain that make up the blood-brain barrier. During the time that permeability is increased, drug molecules in the bloodstream can diffuse into the brain in concentrations greater than can usually be achieved. We are working with ALZA Corporation and Alkermes Clinical Partners, L.P. on this product candidate, which is currently in late stage clinical trials. To raise funds to pay for Cereport's development, we transferred most of our rights to Cereport and its related technology to Alkermes Clinical Partners and are developing it under an agreement with Alkermes Clinical Partners. We can regain these rights by exercising our option to purchase the interests of that limited partnership, subject to certain conditions. We also granted to ALZA an option to acquire rights to commercialize Cereport.

PULMONARY DRUG DELIVERY

         THE ADVANCED INHALATION RESEARCH, OR AIR, SYSTEM

         This drug delivery system is designed to deliver both small molecules to the lung for the treatment of diseases of the lung and to deliver complex macromolecules to the bloodstream, through the lung, for the treatment of systemic diseases. With the AIR system, we can form drugs into comparatively large, porous particles which can be inhaled into the deep lung. These particles have distinct physical characteristics with several potential formulation and economic advantages over competitive inhalation delivery systems. The AIR system:

         -        Uses a small, convenient delivery device;

         - Can deliver a wide range of doses of both small molecules and large, complex macromolecules; and

         - Has the potential to provide sustained release of drugs, locally or throughout the body.

         We are currently working on feasibility studies with large pharmaceutical companies on compounds that we have not yet disclosed.

ORAL DRUG DELIVERY SYSTEMS

         We are developing two oral drug delivery systems that we exclusively licensed from ALZA. Neither of these systems has yet been tested in human clinical trials.

         DOSE SIPPING TECHNOLOGY

         This drug delivery system provides a convenient, simple way to administer medication to patients who have difficulty swallowing tablets or capsules, such as children and the elderly. This system works by putting a granulated form of a drug in a specially designed straw. As the patient draws fluid through the straw, the drug mixes with the fluid and the patient receives a precise dose of the drug.

         RINGCAP

         This drug delivery system is designed to reduce the number of times per day that oral drugs must be given. Our RingCap system is unlike currently available sustained release tablets, which release decreasing amounts of a drug over time. Instead, RingCap is designed to deliver the total dose evenly over an extended period. The system works by imprinting the tablet with a series of insoluble rings made of polymers, which then control the erosion rate of a drug tablet in the gastrointestinal tract.

BUSINESS STRATEGY

         Our business strategy is to develop and acquire drug delivery systems to address new important pharmaceutical markets. This strategy has four key elements:

         1. Develop and acquire broadly applicable drug delivery systems and apply them to multiple drugs;

         2. Collaborate with pharmaceutical companies to develop and finance product candidates;

         3. Apply drug delivery systems to both approved drugs and drugs in development; and

         4.       Begin to develop product candidates on our own.

         Alkermes, Inc. was incorporated in Pennsylvania in 1987. Our principal executive offices are located at 64 Sidney Street, Cambridge, Massachusetts. Our telephone number is (617) 494-0171.

                                  THE OFFERING

THE COMMON STOCK

Common stock offered by us...................................................   All of the 119,454 shares
                                                                                offered by this prospectus may be
                                                                                sold by us to holders of options
                                                                                granted under the Advanced Inhalation
                                                                                Research, Inc. 1998 Equity Incentive
                                                                                Plan which we assumed in connection
                                                                                with a merger transaction with
                                                                                Advanced Inhalation Research, Inc.
                                                                                on February 1, 1999.


Common stock outstanding as of March 24, 1999................................   24,959,723 shares

Use of proceeds..............................................................   The Company anticipates that
                                                                                it will use the net proceeds
                                                                                of this offering for the
                                                                                funding of preclinical testing
                                                                                and clinical trials or for
                                                                                other research and development
                                                                                activities, equipment, working
                                                                                capital, or other general
                                                                                corporate purposes.

Nasdaq National Market symbol................................................   ALKS


         In addition to the 24,959,723 shares of common stock outstanding as of March 24, 1999, on the same date, we had:

         - outstanding options and awards for 3,346,625 shares of common stock at a weighted average exercise price of $10.20 per share;

         - outstanding warrants for 934,581 shares of common stock at a weighted average exercise price of $7.23 per share.

         - outstanding shares of $3.25 Convertible Exchangeable Preferred Stock that are currently convertible into 3,881,940 shares of common stock.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, which address, among other things, the development and testing of our product candidates, our need for and ability to get additional funding, our collaborative arrangements, the FDA approval process, patent protection, and competition. These statements may be found in the sections of this prospectus entitled, "Summary" and "Risk Factors," and in this prospectus generally. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus.

         This summary highlights some information from this prospectus and does not contain all the information that is important to you.

                                  RISK FACTORS

         An investment in our common stock offering is very risky. You should carefully consider the following risk factors in addition to the remainder of this prospectus before purchasing the common stock.

OUR DELIVERY TECHNOLOGIES MAY NOT PRODUCE SAFE, EFFICACIOUS OR COMMERCIALLY VIABLE PRODUCTS

         We do not yet have a product that we can sell commercially and we cannot guarantee that we will have one in the future. All of our product candidates, except Nutropin Depot, need significant additional research and development. To be profitable, we must develop, manufacture and market our products, either alone or by collaborating with others. This could take several years and we may never be successful in bringing our product candidates to the market. A new drug may appear promising at an early stage of development or after clinical trials and never reach the market, or it may reach the market and not sell, for a variety of reasons.
The drug may:

         - Be shown to be ineffective or to cause harmful side effects during preclinical testing or clinical trials;

         - Fail to receive regulatory approval on a timely basis or at all;

         -        Be hard to manufacture on a large scale;

         -        Be uneconomical;

         -        Not be prescribed by doctors or accepted by patients; or

         -        Infringe on proprietary rights of another party.

         If our technology fails to generate product candidates that lead to the successful development and commercialization of products, our business and financial condition will be materially adversely affected.

THE FDA MAY NOT APPROVE OUR PRODUCT CANDIDATES

         Approval from the FDA is required to manufacture and market pharmaceutical products in the United States. Other countries have similar requirements. The process that pharmaceutical products must undergo to get this approval is extensive and includes preclinical testing and clinical trials to demonstrate safety and efficacy and a review of the manufacturing process to ensure compliance with good manufacturing practices. This process can last many years and be very costly and still be unsuccessful. FDA approval can be delayed, limited or not granted at all for many reasons, including:

         -        A product candidate may not be safe or effective;

         - Data from preclinical testing and clinical trials can be interpreted by FDA officials in different ways than we interpret it;

         - The FDA might not approve our manufacturing processes or facilities;

         - The FDA may change its approval policies or adopt new regulations; and

         - A product candidate may not be approved for all the indications we requested.

The process of getting approvals in foreign countries is subject to delay and failure for the same reasons. Any delay in, or failure to receive, approval will have a material adverse effect on our business and financial condition.

         We and our collaborator, Genentech, are currently working to submit a new drug application for Nutropin Depot. We cannot guarantee that the FDA will accept this application, that it will be approved in a timely manner, or that it will be approved at all.

         Most of our product candidates are drug delivery systems combined with a drug in a single formulation to treat a specific condition. In most cases, the FDA has already approved the drug used in these product candidates for treating the condition targeted by the product candidate. Cereport is a separate formulation from the drug it is intended to be used with but must be tested with that drug. We are conducting clinical trials on Cereport with carboplatin, which is a chemotherapeutic agent, in patients with a certain type of brain tumor. If the FDA approves Cereport based on these trials, it will be for its use in conjunction with carboplatin for the treatment of that type of brain tumor. Unlike the drugs used with many of our product candidates, the FDA has not approved carboplatin for treating the type of tumor that we are targeting, and this could result in the FDA requiring additional clinical trials. However, the FDA has approved carboplatin for the treatment of other types of cancerous tumors. Any delay in the approval process for any of our product candidates will result in increased costs that could materially and adversely affect our business and financial condition.

         Regulatory approval of a product candidate is limited to specific therapeutic uses for which the product has demonstrated safety and efficacy in clinical testing. Approval of a product candidate could also be contingent on post-marketing studies. In addition, any marketed drug and its manufacturer continue to be subject to strict regulation after approval. Any unforeseen problems with an approved drug or any violation of regulations could result in restrictions on the drug, including its withdrawal from the market.

CLINICAL TRIALS FOR OUR PRODUCT CANDIDATES ARE EXPENSIVE AND THEIR OUTCOME IS UNCERTAIN

         Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any products, we or our partners must demonstrate through preclinical testing and clinical trials that our product candidates are safe and effective for use in humans. We have incurred and will continue to incur substantial expense for, and devote a significant amount of time to, preclinical testing and clinical trials.

         Historically, the results from preclinical testing and early clinical trials have often not predicted results of later clinical trials. A number of new drugs have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, regulatory delays or rejections may be encountered as a result of many factors, including changes in regulatory policy during the period of product development.

         Clinical trials conducted by us, by our collaborators or by third parties on our behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for Nutropin Depot, ProLease EPO, Cereport, the Janssen Medisorb compound, the AIR compounds or for our other product candidates. Regulatory authorities may not permit us to undertake any additional clinical trials for our product candidates.

         Clinical trials of each of our product candidates involve a drug delivery technology and a drug, either as a single formulation or, as in the case of Cereport, as two products administered in conjunction with each other. This makes testing more complex because the outcome of the trials depends on the performance of our technology in combination with a drug.

         We have other product candidates in preclinical development, and we have not submitted investigational new drug applications or begun clinical trials for these product candidates. Our preclinical and clinical development efforts may not be successfully completed. We may not file further investigational new drug applications. We or our collaborators may not begin clinical trials as planned.

         Completion of clinical trials may take several years or more. The length of time can vary substantially with the type, complexity, novelty and intended use of the product candidate. Our commencement and rate of completion of clinical trials may be delayed by many factors, including:

         - Our inability to manufacture sufficient quantities of materials used for clinical trials;

         -        Our inability to recruit patients at the expected rate;

         - The failure of clinical trials to demonstrate a product candidate's efficacy;

         -        Our inability to follow patients adequately after treatment;

         -        Our inability to predict unforeseen safety issues; and

         - The potential for unforeseen governmental or regulatory delays.

         If a product candidate fails to demonstrate safety and efficacy in clinical trials, this failure may delay development of other product candidates and hinder our ability to conduct related preclinical testing and clinical trials. As a result of these failures, we may also be unable to find additional collaborators or to obtain additional financing. Our business and financial condition may be materially adversely affected by any delays in, or termination of, our clinical trials.

WE ANTICIPATE WE WILL INCUR CONTINUED LOSSES FOR THE FORESEEABLE FUTURE

         We have had net operating losses since being founded in 1987. At December 31, 1998, our accumulated deficit was in excess of $150 million. These losses principally consist of the costs of research and development, the costs of acquiring rights to research and development performed by others, and general and administrative expenses. The majority of revenues that we have received have come from collaboration and development agreements, research grants, and interest income. We expect to incur substantial additional expenses over the next several years as our research and development activities, including clinical trials, accelerate and as we prepare to manufacture products for commercial sale. Because we do not expect to generate significant revenues from the sale of products, if any, for several years, we anticipate that additional expenses will result in losses.

         Our future profitability depends, in part, on:

         -        Obtaining regulatory approval for our product candidates;

         - Entering into agreements to develop and commercialize products;

         - Developing the capacity to manufacture and market products or entering into agreements with others to do so; and

         -        Market acceptance of our products.

         We may not achieve any or all of these goals and, thus, cannot provide assurances that we will ever achieve significant revenues or profits. Even if we do receive regulatory approval of one or more of our products, we may not achieve significant commercial success.

         Our recently completed manufacturing facilities in Cambridge and Ohio require specialized personnel and are expensive to operate and maintain. Any delay in the approval of product candidates to be manufactured in these facilities will require us to continue to operate these expensive facilities and retain the specialized personnel, which will increase our expected losses.

WE NEED TO SPEND SUBSTANTIAL FUNDS TO BECOME PROFITABLE

         We believe that our liquid assets, anticipated funding from our collaborators and interest income will satisfy our capital and operating requirements for the foreseeable future, but we cannot guarantee that this will be the case. We will need to spend substantial amounts of money before we can be profitable, if ever. The amount we will spend, and when we will spend it, will depend, in part, on:

         - How our research and development programs, including clinical trials, progress;

         - How much time and expense will be required to receive FDA approval for our product candidates;

         - The cost of building, operating and maintaining manufacturing facilities;

         -        How many product candidates we pursue;

         - How much time and money we need to prosecute and enforce patent rights;

         - How competing technological and market developments affect our product candidates;

         - The cost of possible acquisitions of drug delivery technologies and systems;

         - The cost of obtaining licenses to use technology owned by others; and

         - Whether and how we choose to exercise our option to purchase the limited partnership interests in Alkermes Clinical Partners.

         If we require additional funds to complete any of our programs, we may seek funds through arrangements with collaborators, by issuing securities or through debt financing. If we can only raise additional funds on terms that are not favorable to us, we may have to cut back significantly on one or more of our programs, give up some of our rights to our technologies or product candidates or agree to reduced royalty rates from collaborators.

WE RELY HEAVILY ON COLLABORATORS

         Our arrangements with collaborators and licensors are critical to our success in bringing our product candidates to the market. In some cases, we depend on these parties to conduct preclinical testing and clinical trials and to provide funding for our development programs.

Some of our collaborators can terminate their agreements with us for no reason and on limited notice. We cannot guarantee that any of these relationships will continue. Failure to make or maintain these arrangements or a delay in a collaborator's performance may materially and adversely affect our business and financial condition.

         We cannot control our collaborators' performance or the resources they devote to our programs. If a collaborator fails to perform, the research, development or commercialization program on which it is working will be delayed. If this happens, we may have to use funds, personnel, laboratories and other resources that we have not budgeted, and may not have, to continue the program, or we may have to stop the program entirely. The failure of a collaborator to perform or a loss of a collaborator may materially adversely affect our business and financial condition.

         Disputes may arise between us and a collaborator and may involve the issue of which of us owns the technology that is developed during a collaboration. Such a dispute could delay the program on which the collaborator or we are working. It could also result in expensive arbitration or litigation, which may not be resolved in our favor.

         A collaborator may choose to use its own or other technology to develop a way to deliver its drug and withdraw its support of our product candidate.

         Our collaborators could merge with or be acquired by another company or experience financial or other setbacks unrelated to our collaboration that could, nevertheless, adversely affect us.

         None of our drug delivery systems can be commercialized as stand-alone products but must be combined with a drug. To develop any new product candidate using one of these drug delivery systems, we must obtain rights to a drug from another party. We cannot provide assurances that we will be able to negotiate any such additional rights on reasonable terms.

OUR MANUFACTURING EXPERIENCE IS LIMITED AND WE HAVE NEVER MANUFACTURED AN APPROVED PRODUCT

         We currently manufacture each of our product candidates, except for Cereport. The manufacture of drugs for clinical trials and for commercial sale is subject to regulation by the FDA under good manufacturing practices regulations and by other regulators under other laws and regulations. We have manufactured product candidates for use in clinical trials but otherwise have no manufacturing experience. We cannot assure you that we can successfully manufacture each of our product candidates in sufficient quantities for commercial sale, or in a timely or economical manner.

         In the quarter ended December 31, 1998, we completed construction of a new commercial manufacturing plant for Nutropin Depot and future ProLease product candidates. In the quarter ended June 30, 1998, we completed an expansion of our existing Medisorb manufacturing facility. Neither of these facilities has been inspected or validated by the FDA, a process by which the FDA approves a facility for the manufacture of products to be sold. We cannot guarantee that the FDA will approve either of these facilities or find them to be in compliance with good manufacturing practices.

         We rely on an unrelated party to manufacture Cereport for use in clinical trials. We expect to rely on the same party to manufacture Cereport for commercial sale if Cereport receives FDA approval. If we are unable to do so, or the manufacturer fails to perform as required, we may be unable to secure an alternative manufacturer on reasonable terms or in a timely manner.

         If more of our product candidates progress to late stage development, we will incur significant expenses in the expansion or construction of manufacturing facilities and increases in personnel in order to manufacture product candidates. The development of commercial scale manufacturing processes is complex and expensive. We can provide no assurances that we will be able to develop this manufacturing capability in a timely way or at all.

         If we fail to develop manufacturing capacity and experience, fail to continue to contract for manufacturing on acceptable terms, or fail to manufacture our product candidates at a commercial scale our development programs will be adversely affected. This may result in delays in receiving FDA approval for one or more of our product candidates or delays in the commercial production of a product that has already been approved. Any such delays could materially and adversely affect our business and financial condition.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATIONS AND WE MAY NOT BE ABLE TO OBTAIN REGULATORY APPROVALS

         Our product candidates are subject to extensive and rigorous domestic government regulation. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record-keeping, labeling, storage, approval, advertising, promotion, sale and distribution of biopharmaceutical products. If our products are marketed abroad, they will also be subject to extensive regulation by foreign governments. Certain material changes to an approved product, such as manufacturing changes or additional labeling claims, are subject to further FDA review and approval. Any required approvals, once obtained, may be withdrawn. Further, if we fail to comply with FDA and other regulatory requirements at any stage during the regulatory process, we may be subject to sanctions, including:

         -        Delays, warning letters and fines;

         -        Product recalls or seizures and injunctions on sales;

         - Refusal of the FDA to review pending market approval applications or supplements to approval applications;

         -        Total or partial suspension of production;

         -        Withdrawals of previously approved marketing applications; and

         -        Civil penalties and criminal prosecutions.


         We are also subject to federal, state and local government regulation in the conduct of our business, including regulations on employee safety and our handling and disposal of hazardous and radioactive materials. Any new regulation or change to an existing regulation could require us to implement costly capital or operating improvements for which we have not budgeted. We cannot assure you that these regulations will remain the same or that we will maintain compliance with these regulations.

         We and our contract manufacturer of Cereport also are required to comply with the FDA current good manufacturing practice regulations. Good manufacturing practice regulations include requirements relating to quality control, quality assurance and maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA and must be approved before we can use them in commercial manufacturing of our products. We or our contract manufacturer may be unable to comply with the applicable good manufacturing practice requirements and other FDA regulatory requirements. If Alkermes or our contract manufacturer fail to comply, our business and financial condition will be materially adversely affected.

WE HAVE ONLY LIMITED RIGHTS TO CEREPORT

         We transferred to Alkermes Clinical Partners substantially all of our rights to certain technology that includes Cereport and then entered into an agreement with Alkermes Clinical Partners under which we perform research and development of Cereport. Alkermes Clinical Partners issued securities and used the proceeds from the sale of those securities to fund our research and development of Cereport. Funding provided by Alkermes Clinical Partners was insufficient to complete clinical trials and apply for FDA approval. Since June 1996, we have used our own funds to develop Cereport. So long as we continue this funding, we have an option to purchase the limited partnership interests in Alkermes Clinical Partners for cash or our common stock. If this purchase option terminates, we will have no rights to Cereport or the related technology in the United States or Canada.

         If we exercise this purchase option, we must make a substantial cash payment or issue a large number of shares of common stock. The exercise of the option may require us to record a significant charge to earnings for the purchase of in-process research and development. If we acquire rights to the Cereport technology under the option, we will still be obliged to pay royalties to the limited partners.

COMPETITION IN THE BIOTECHNOLOGY INDUSTRY

         We can provide no assurance that we will be able to compete successfully against the competitive forces discussed below in developing, marketing or selling our products.

         WE FACE INTENSE COMPETITION

         We face intense competition from academic institutions, government agencies, research institutions and biotechnology and pharmaceutical companies, including other drug delivery companies. Some of these competitors are also our collaborators. These competitors are working to develop and market other drug delivery systems, vaccines and other methods of preventing or reducing disease, and new small-molecule and other classes of drugs that can be used without a drug delivery system.

         We know of no products approved by the FDA or foreign regulatory authorities for increasing the permeability of the blood-brain barrier, which is the intended use of Cereport. However, there are other companies developing sustained release drug delivery systems, pulmonary delivery systems and oral delivery systems. In addition, we know of new chemical entities that are being developed that, if successful, could compete against our product candidates. These chemical entities are being designed to work differently than our product candidates and may turn out to be safer or to work better than our product candidates. Among the many experimental therapies being tested in the United States and Europe, there may be some that we do not now know of that may compete with our drug delivery systems or product candidates. Our collaborators could choose a competing drug delivery system to use with their drugs instead of one of our drug delivery systems.

         Many of our competitors have much greater capital resources, manufacturing and marketing experience, research and development resources, and production facilities than we do. Many of them also have much more experience than we do in preclinical testing and clinical trials of new drugs and in obtaining FDA and foreign approvals. In addition, they may succeed in obtaining patents that would make it difficult or impossible for us to compete with their products.

         RAPID TECHNOLOGICAL CHANGE COULD RENDER OUR DRUG DELIVERY SYSTEMS OBSOLETE OR NONCOMPETITIVE

         Major technological changes can happen quickly in the biotechnological and pharmaceutical industries; and the development by competitors of technologically improved or different products may make our product candidates obsolete or noncompetitive.

         THE COMPETITIVE NATURE OF OUR INDUSTRY COULD ADVERSELY AFFECT MARKET ACCEPTANCE OF OUR PRODUCTS

         Our product candidates may not gain market acceptance among physicians, patients, healthcare payors and the medical community. The degree of market acceptance of any product candidates that we develop will depend on a number of factors, including:

         -        Demonstration of their clinical efficacy and safety;

         -        Their cost-effectiveness;

         -        Their potential advantage over alternative treatment methods;

         -        The marketing and distribution support they receive; and

         -        Reimbursement policies of government and third-party payors.

         Our product candidates, if successfully developed, will compete with a number of drugs and therapies currently manufactured and marketed by major pharmaceutical and other biotechnology companies. Our products may also compete with new products currently under development by others or with products which may cost less than our products. Physicians, patients, third-party payors and the medical community may not accept or utilize our products. If our products do not achieve significant market acceptance, our business and financial condition will be materially adversely affected.

PATENT PROTECTION FOR OUR PRODUCTS IS IMPORTANT AND UNCERTAIN

         The following factors are important to our success:

         - Receiving patent protection for our product candidates and those of our collaborators;

         -        Maintaining our trade secrets;

         -        Not infringing on the proprietary rights of others; and

         -        Preventing others from infringing our proprietary rights.

         We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets.

         We know of several U.S. patents issued to other parties that relate to our product candidates. One of those parties has asked us to compare our Medisorb technology to that party's patented technology. The manufacture, use, offer for sale, sale or importing of these product candidates might infringe on the claims of these patents. A party might file an infringement action against us. Our cost of defending such an action is likely to be high and we might not receive a favorable ruling.

         We also know of patent applications filed by other parties in the United States and various foreign countries that may relate to some of our product candidates if issued in their present form. If patents are issued to any of these applicants, we may not be able to manufacture, use, offer for sale, or sell some of our product candidates without first getting a license from the patent holder. The patent holder may not grant us a license on reasonable terms or it may refuse to grant us a license at all. This could delay or prevent us from developing, manufacturing or selling those of our product candidates that would require the license.

         We try to protect our proprietary position by filing United States and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. Because the patent position of biopharmaceutical companies involves complex legal and factual questions, enforceability of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or license from others may not provide any protection against competitors. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. And, if issued, they may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed. The laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

         We also rely on trade secrets, know-how and technology, which are not protected by patents, to maintain our competitive position. We try to protect this information by entering into confidentiality agreements with parties that have access to it, such as our corporate partners, collaborators, employees and consultants. Any of these parties may breach the agreement and disclose our confidential information or our competitors might learn of the information in some other way. If any trade secret, know-how or other technology not protected by a patent were to be wrongly disclosed to a competitor, our business and financial condition could be adversely affected.

EFFORTS TO KEEP DOWN THE COST OF HEALTHCARE MAY THREATEN OUR PROFITABILITY

         Third-party payors, which include governments and private health insurers, are increasingly challenging the prices charged for medical products and services. In their attempts to reduce healthcare costs, they have also been limiting their coverage and reimbursement levels for new drugs. In some cases, they are refusing to cover the costs of drugs that are not new but are being used for newly approved purposes. Patients who use a product that we may develop might not be reimbursed for its cost. If third-party payors do not provide adequate coverage and reimbursement for our products, if and when they reach the market, doctors may not prescribe them or patients may not use them.

         The federal government and various state governments have considered proposals to regulate the prices of prescription drugs, as is done in certain foreign countries. We expect that there will be more proposals like these. If any of these proposals is enacted, we may receive a lower price for our products, if and when they reach the market, than we currently estimate. Lack of adequate reimbursement or the enactment of price controls would have a material adverse effect on our business and financial condition.

WE HAVE NO MARKETING OR SALES EXPERIENCE

         We currently have no experience in marketing or selling pharmaceutical products. To achieve commercial success for any product that may be approved by the FDA, we must either develop a marketing and sales force or contract with another party to perform these services for us. In either case, we will be competing with companies that have experienced and well-funded marketing and sales operations. We may not be successful in developing a marketing and sales force or in contracting with a third party on acceptable terms in selling our products at all.

WE ARE EXPOSED TO PRODUCT LIABILITY CLAIMS

         We may be exposed to liability claims arising from the use of our product candidates in clinical trials and the commercial sale of any products. These claims may be brought by consumers, our collaborators or parties selling the products. We currently carry liability insurance for claims arising from the use of our product candidates during clinical trials in the amount of $10 million per occurrence and $10 million in the aggregate. However, we cannot provide any assurance that this coverage will be sufficient to satisfy any liabilities that may arise. As our development activities progress, this coverage will be inadequate; and we may be unable to get adequate coverage at an acceptable cost or we may be unable to get adequate coverage at all. This could prevent or limit our commercialization of our product candidates. Even if we are able to continue to carry insurance that we believe is adequate, our financial condition may be materially and adversely affected by a product liability claim.

WE MUST MEET CERTAIN FINANCIAL TESTS OR WE WILL DEFAULT UNDER OUR LOAN
AGREEMENTS

         We must maintain minimum levels of working capital, net worth and liquid assets under the terms of our loan agreements. Under one or more of these agreements, we must maintain:

         - An unencumbered balance of cash and permitted investments of at least $40 million;

         - A tangible net worth plus subordinated debt of at least $40 million;

         - A minimum liquidity ratio of net quick assets divided by total liabilities of 1.5 to 1.0;

         -        A net worth of not less than $20 million;

         - A maximum ratio of total liabilities to net worth of 0.5 to 1.0;

         - A minimum current ratio of current assets to current liabilities of 2.0 to 1.0; and

         - A minimum unencumbered balance of cash and permitted investments equal to the greatest of (1) $20 million, (2) our projected cash loss over the next 14 months and (3) an amount equal to our cash loss for the previous six months multiplied by 2.33.

         Under the terms of one of these agreements, if we breach one of the covenants or otherwise default, we will be required to deposit moneys equal to the then outstanding principal balance of the loan plus three months' interest into a restricted account at the lender bank. In addition, the lender bank will have the right to take those moneys and apply them to repayment of the loan if our unencumbered cash and investment balance falls below $5 million. Any default under a loan agreement could materially and adversely affect our financial condition.

WE MAY NOT BE ABLE TO RETAIN OUR KEY EXECUTIVES AND RESEARCH AND DEVELOPMENT PERSONNEL

         As a small company, our success depends on the services of key employees in executive and research and development positions. The loss of the services of one or more of these employees could have a material adverse effect on us.

WE DO NOT ANTICIPATE PAYING DIVIDENDS ON OUR COMMON STOCK

         We have not paid cash dividends on our common stock and do not expect to do so in the foreseeable future. We currently have outstanding 2.3 million shares of preferred stock. We must pay cash dividends to the holders of the preferred stock, and any dividends that we do not pay will accrue and remain owing to the holders of the preferred stock but will not bear interest. We must pay these accumulated, unpaid dividends before we can declare or pay cash dividends on the common stock. See "Dividend Policy."

THE MARKET PRICE OF OUR COMMON STOCK MAY BE ADVERSELY AFFECTED BY THE ABILITY OF SUBSTANTIAL SHAREHOLDERS TO SELL AND WE ARE OBLIGATED TO ISSUE MORE COMMON STOCK

         As discussed above under "We Need to Spend Substantial Funds to Become Profitable," we may issue additional equity securities to raise funds, thus reducing the ownership share of the company of current holders of our common stock which may adversely affect the market price of the common stock. In addition, for consideration that we have already received, we must issue common stock to certain security holders and other parties under the circumstances described below. Any of these parties could sell all or a large number of its shares, which could adversely affect the market price of our common stock. Even if none of these sales happen, the perception by investors that sales might occur could adversely affect the market price of our common stock.

         CONVERTIBLE PREFERRED STOCK

         We may exchange our preferred stock in whole for debentures, but have no current plans to do so. Any holder of the preferred stock, or the debentures for which it may have been exchanged, may convert its shares or debentures into shares of common stock. We have already registered for resale shares of our common stock for this purpose. Each share of preferred stock is currently convertible into 1.6878 shares of common stock for a total of 3,881,940 shares of common stock.

         CONVERTIBLE NOTE HELD BY GENENTECH

         In January 1995, we issued a Convertible Promissory Note in the principal amount of $3.5 million to Genentech, Inc. We have the option to pay in cash or convert the amount due on this note to our common stock. Under certain circumstances, Genentech can require us to convert the amount due to common stock and to register that stock. This note is due in January 2000.

         CONVERTIBLE NOTE HELD BY SCHERING

         In October 1998, we issued a promissory note in the principal amount of $6 million to Schering Corporation. We have the option to pay in cash or convert the amount due on this note to our common stock. If we convert the amount due into common stock, we must register the common stock. This note is due in October 2001.

         STOCK OPTIONS AND AWARDS; WARRANTS

         At March 24, 1999, we were obligated to issue the following shares of common stock under the circumstances described:

         - 3,346,625 shares upon the exercise of stock options and vesting of awards.

         -        934,581 shares upon the exercise of warrants.

We have already registered these shares.

         COMMON STOCK OWNED BY ALZA CORPORATION

         We issued and registered for resale 2 million shares of common stock to ALZA Corporation. ALZA may sell all or any portion of these shares at any time. ALZA also has the right to include these shares in any underwritten public offering of our common stock. On March 26, 1999, ALZA reported its intention to sell some or all of its shares of our common stock in open market transactions.

OUR COMMON STOCK PRICE IS HIGHLY VOLATILE

         The realization of any of the risks described in these "Risk Factors" or other unforeseen risks could have a dramatic and adverse effect on the market price of our common stock. Additionally, market prices for securities of biotechnology and pharmaceutical companies, including ours, have historically been very volatile. The market for these securities has from time to time experienced significant price and volume fluctuations for reasons that were unrelated to the operating performance of any one company. In particular and in addition to circumstances described elsewhere under "Risk Factors," the following factors can adversely affect the market price of our common stock:

         - Announcements of technological innovations or new therapeutic products by us or others;

         - Public concern as to the safety of drugs developed by us or others;

         -        General market conditions;

         -        Changes in government regulations or patent decisions; and

         -        Developments of our corporate partners.

ANTI-TAKEOVER PROVISIONS MAY NOT BENEFIT SHAREHOLDERS

         We are a Pennsylvania corporation. Anti-takeover provisions of Pennsylvania law could make it more difficult for a person or group to acquire control of us, even if the change in control would be beneficial to shareholders. Our articles of incorporation also contain certain provisions that could have a similar effect. They provide that our board of directors may issue, without shareholder approval, preferred stock having such voting rights, preferences and special rights as the board of directors may determine. The issuance of preferred stock could make it more difficult for a third party to acquire us.

OUR SYSTEMS MAY NOT BE YEAR 2000 COMPLIANT

         We rely on software systems and embedded technology. Many software systems and much technology in use today are unable to distinguish between the year 2000 and the year 1900, because they use a two-digit shorthand for calendar dates, or to recognize the year 2000 as a leap year. If we do not identify and correct this problem before January 1, 2000, our operations could be disrupted. Companies with which we do business also use software systems and embedded technology, and our operations could also be disrupted if the companies with which we do significant business are not year 2000 compliant and this failure adversely affects their ability to do business with us.

         To address these issues, we have undertaken a three-step process:

         1.       Identify all of our critical software and embedded systems;

         2. Determine if our critical software and embedded systems are year 2000 compliant and if the companies with which we do significant business will be year 2000 compliant prior to January 1, 2000; and

         3. Correct or replace all our software and embedded systems that are not year 2000 compliant and test the corrected or replacement software and embedded systems.

         We have completed the first step of the project and continue to work on the second step. We have identified our internal information and embedded systems which use the two-digit shorthand. We have requested compliance information from companies with which we do significant business and continue to follow up on our compliance requests. For those information and embedded systems with known compliance issues, we have begun corrective measures. We will continue to address the compliance of companies with which we do significant business as compliance questionnaires are received.

         On February 1, 1999, we acquired Advanced Inhalation Research, Inc., which we call AIR. We have not yet determined whether any of AIR's information and embedded systems are year 2000 compliant. We cannot estimate the most reasonably likely worst case scenario if the information and embedded systems of our new subsidiary or the companies with which we do significant business fail until we complete our evaluation or receive the compliance questionnaires and can evaluate such responses.

         We are conducting this project primarily using internal resources. We cannot estimate the cost of completion of the project nor complete our contingency plan until we complete the second step. We cannot assure you that we will be able to complete the project within budget, that the project will be completed on a timely basis, that any contingency plans will be promptly completed or implemented, or that the use of our internal resources to complete the project will not adversely affect other aspects of our business.

                                 USE OF PROCEEDS

         The net proceeds to us from the sale of the stock offered hereby are estimated to be approximately $366,000, assuming all options vest and are exercised.

         We anticipate that we will use the net proceeds of this offering for the funding of preclinical testing and clinical trials or for other research and development activities, equipment, working capital or other general corporate purposes. Pending such uses, we intend to invest the net proceeds of this offering in interest-bearing, investment-grade securities.

                                 DIVIDEND POLICY

         We have not paid any dividends on our common stock since our inception and do not anticipate paying any dividends on our common stock in the foreseeable future.

         We must pay cash dividends to the holders of the preferred stock at an annual rate of $3.25 per share, subject to the limitations of Pennsylvania law regarding payment of dividends and of the terms of the preferred stock described in our Articles of Incorporation. Any dividends that are not paid will remain owing to the holders of the preferred stock but will not bear interest. We must pay these accumulated, unpaid dividends before we can declare or pay cash dividends on the common stock.

                           THE EQUITY INCENTIVE PLAN

ASSUMPTION OF THE PLAN

         We acquired Advanced Inhalation Research, Inc., which we call AIR, through a merger transaction completed on February 1, 1999. In connection with the merger transaction, we assumed the Advanced Research Inhalation Research, Inc. 1998 Equity Incentive Plan, which we will refer to as the Plan, including all of the options granted under the Plan by AIR.

PURPOSE

         The purpose of the Plan is to attract and retain key employees and consultants, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in our long-term growth.

PLAN ADMINISTRATION

         The Plan is administered and interpreted by our board of directors, which delegated this responsibility to the Compensation Committee, which we will refer to as the Committee. The Committee has the authority to adopt, alter and repeal administrative rules, guidelines and practices governing the operation of the Plan as it considers advisable, and to interpret the provisions of the Plan. The Committee's decisions are final and binding.

OPTIONS GRANTED UNDER THE PLAN BY THE BOARD OF DIRECTORS OF AIR

         The board of directors of AIR, who administered the Plan prior to our assumption of it, granted options to a number of employees and consultants of AIR. The total number of shares of our common stock which will be issued, if all of the options assumed by us vest and are exercised, is 119,454.

EXERCISING THE OPTIONS

         Vesting. All options will become exercisable at the time or times and subject to the terms and conditions as was determined by the board of directors of AIR at the time of each option grant; provided that the Committee may impose conditions with respect to the exercise of options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

         Method of Exercise. Option holders may exercise their options by delivering written notice to us specifying the number of shares to be purchased and the aggregate option price therefor. The notice of exercise shall be accompanied by payment in full of the option price in cash, by certified check or in another form, including shares of our common stock valued at their fair market value on the date of delivery or a payment commitment of a financial or brfokerage institution. Upon receipt of the notice and payment in full of the option price, a stock certificate representing the number of shares of common stock to which the option holder is entitled shall be issued and delivered to him.

AMENDMENT & TERMINATION OF THE PLAN OR OPTION GRANTS

         Amendment or Termination of the Plan. The Committee may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any stockholder approval as the Committee determines to be necessary or advisable to comply with any tax or regulatory requirement. Any termination of the Plan shall not affect options granted before the termination date and such options will continue to be exercisable after the Plan terminates, if permitted by their terms.

         Amendment or Termination of Option Grants. The Committee may amend, modify or terminate any outstanding option grant, including substitution of a grant with another option grant of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the option holder's consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the option holder.

         Termination of Employment. If the employment of a holder of an option is terminated for any reason other than disability or death, the option holder may exercise the rights which were available to him at the time of termination only within three months from the date of termination.

         Death of Option Holder. Upon the death of an option holder, his or her designated beneficiary shall have the right, at any time within twelve months after the date of death, to exercise in whole or in part any rights that were available to the option holder at the time of death.

         Disability of Option Holder. If an option holder's employment is terminated as a result of disability, the option holder shall have the right, at any time within twelve months after the date of disability, to exercise in whole or in part any rights that were available to the option holder at the time of disability.

TRANSFERABILITY OF OPTIONS

         Options granted under the Plan are not transferrable other than by will or by the laws of descent and distribution, and all options shall be exercisable, during the option holder's lifetime, only by the option holder. The naming of a designated beneficiary does not constitute a transfer.

                              PLAN OF DISTRIBUTION

        The common stock offered by this prospectus may be sold from time to time by us to holders of options under the Advanced Inhalation Research, Inc. 1998 Equity Incentive Plan, when, as and if such holders exercise their options under the terms and conditions of the plan and their options.

                                  LEGAL MATTERS

        Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania will pass on the validity of the common stock offered with this prospectus. Morris Cheston, Jr., who is our Secretary and Secretary of Alkermes Controlled Therapeutics, Inc., Alkermes Controlled Therapeutics Inc. II, Advanced Inhalation Research, Inc., and Alkermes Development Corporation II, all of which are our wholly owned subsidiaries, and Martha J. Hays, who is Secretary of Alkermes Investments, Inc., also our wholly owned subsidiary, are partners in the law firm of Ballard Spahr Andrews & Ingersoll, LLP.

                                     EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended March 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution.

         The following table sets forth the amounts of expenses attributed to the issuance of the Securities offered pursuant to this Registration Statement which shall be borne by the Company. All of the expenses listed below, except the Securities and Exchange Commission Registration Fee, represent estimates only.

                                                                                                 Estimated
                                                                                                 ---------
         Securities and Exchange Commission Registration Fee............................       $     905
         Nasdaq Listing Fee.............................................................           2,400
         Printing and Engraving Expenses................................................          10,000
         Accounting Fees and Expenses...................................................           5,000
         Legal Fees and Expenses........................................................           5,000
         Miscellaneous Fees and Expenses................................................           1,695
                                                                                                --------
                  Total.................................................................        $ 25,000

Item 15.          Indemnification of Directors and Officers.

         The Pennsylvania Business Corporation law of 1988 authorizes the Company to grant indemnities to directors and officers in terms sufficiently broad to permit indemnification of such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. In addition, the Company has also obtained Directors' and Officers' Liability Insurance in the amount of $5,000,000 which insures its officers and directors against certain liabilities such persons may incur in their capacities as officers or directors of the Company.

         Article 5 of the Company's Amended and Restated By-Laws provides as follows:

            INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS

         5.1 INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS. The Corporation shall indemnify any director, officer, employee or agent of the Corporation or any of its subsidiaries who was or is an "authorized representative" of the Corporation (which shall mean, for the purpose of this Article, a director or officer of the Corporation, or a person serving at the request of the Corporation as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and who was or is a "party" (which shall include for purposes of this Article the giving of testimony or similar involvement) or is threatened to be made a party to any "proceeding" (which shall mean for purposes of this Article any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Corporation, its shareholders or otherwise) by reason of the fact that such person was or is an authorized representative of the Corporation to the fullest extent permitted by law, including without limitation indemnification against expenses (which shall include for purposes of this Article attorneys' fees and disbursements), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding unless the act or failure to act giving rise to the claim is finally determined by a court to have constituted willful misconduct or recklessness. If an authorized representative is not entitled to indemnification in respect of a portion of any liabilities to which such person may be subject, the Corporation shall nonetheless indemnify such person to the maximum extent for the remaining portion of the liabilities.

         5.2 ADVANCEMENT OF EXPENSES. The Corporation shall pay the expenses (including attorneys' fees and disbursements) actually and reasonably incurred in defending a proceeding on behalf of any person entitled to indemnification under Section 5.1 in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article and may pay such expenses in advance on behalf of any employee or agent on receipt of a similar undertaking. The financial ability of such authorized representative to make such repayment shall not be prerequisite to the making of an advance.

         5.3 EMPLOYEE BENEFIT PLANS. For purposes of this Article, the Corporation shall be deemed to have requested an officer, director, employee or agent to serve as fiduciary with respect to an employee benefit plan where the performance by such person of duties to the Corporation also imposes duties on, or otherwise involves services by, such person as a fiduciary with respect to the plan; excise taxes assessed on an authorized representative with respect to any transaction with an employee benefit plan shall be deemed "fines"; and action taken or omitted by such person with respect to an employee benefit plan in the performance of duties for a purpose reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.

         5.4 SECURITY FOR INDEMNIFICATION OBLIGATIONS. To further effect, satisfy or secure the indemnification obligations provided herein or otherwise, the Corporation may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Corporation, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Board of Directors shall deem appropriate.

         5.5 RELIANCE UPON PROVISIONS. Each person who shall act as an authorized representative of the Corporation shall be deemed to be doing so in reliance upon the rights of indemnification provided by this Article.

         5.6 AMENDMENT OR REPEAL. All rights of indemnification under this Article shall be deemed a contract between the Corporation and the person entitled to indemnification under this Article pursuant to which the Corporation and each such person intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not limit, but may expand, any rights or obligations in respect of any proceeding whether commenced prior to or after such change to the extent such proceeding pertains to actions or failures to act occurring prior to such change.

         5.7 SCOPE OF ARTICLE. The indemnification, as authorized by this Article, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in any other capacity while holding such office. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to be an officer, director, employee or agent in respect of matters arising prior to such time, and shall inure to the benefit of the heirs, executors and administrators of such person.

Item 16.          Exhibits and Financial Statement Schedules.

Exhibit
Number            Description
------            -----------
4.1               Specimen of Preferred Stock Certificate of Alkermes, Inc. (Incorporated by reference to
                  Exhibit 4.1 to the Registrant's Registration Statement on Form S-3, as amended (File No. 333-50157)).
4.2               Specimen of Common Stock Certificate of Alkermes, Inc. (Incorporated by reference to Exhibit 4 to the Registrant's Registration Statement on Form S-1 as amended (File
                  No. 33-40250)).
4.3               Second Amended and Restated Articles of Incorporation of Alkermes, Inc. effective
                  July 23, 1991. (Incorporated by reference to Exhibit 4.1(a) to the Registrant's Report on Form 10-Q for the quarter ended June 30, 1991).
4.4               Amendment to Second Amended and Restated Articles of
                  Incorporation, as filed with the Pennsylvania Secretary of
                  State on November 1, 1991. (Incorporated by reference to
                  Exhibit 4.1(c) to the Registrant's Report on Form 10-Q for the
                  quarter ended September 30, 1991).
4.5               Amendment to the Second Amended and Restated Articles of Incorporation, as
                  amended, as filed with the Pennsylvania Secretary of State on February 12, 1993.
                  (Incorporated by reference to Exhibit 4.1(d) to the Registrant's Report on Form 10-Q
                  for the quarter ended December 31, 1992).
4.6               Amendment to Second Amended and Restated Articles of
                  Incorporation, as filed with the Pennsylvania Secretary of
                  State on February 26 ,1998. (Incorporated by reference to Exhibit 4.6 to the Registrant's
                  Registration Statement on Form S-3, as amended (File No. 333-50157)).
4.7               Indenture, dated as of March 1, 1998, between Alkermes, Inc. and State Street Bank and Trust Company, as Trustee. (Incorporated by reference to Exhibit 4.7 to the Registrant's
                  Registration Statement on Form S-3, as amended (File No. 333-50157)).
4.8               Form of Agreement with the Company's Stockholders by and among Alkermes, Inc., Advanced
                  Inhalation Research, Inc. and the stockholders of Advanced Inhalation Research, Inc.
                  (Incorporated by reference to Exhibit 4.1 of the Registrant's Report on Form 8-K dated
                  February 1, 1999).
5                 Opinion of Ballard Spahr Andrews & Ingersoll, LLP.
10                Advanced Inhalation Research, Inc. 1998 Equity Incentive Plan.
23.1              Consent of Deloitte & Touche LLP.
23.2              Consent of Ballard Spahr Andrews & Ingersoll, LLP (contained in Exhibit 5).
24                Power of Attorney (included on signature page).

Item 17.          Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on April 2, 1999.


                                       ALKERMES, INC.


                                       By: /s/ Richard F. Pops
                                           --------------------------------
                                           Richard F. Pops
                                           Chief Executive Officer

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard F. Pops and James M. Frates and each or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


                   Signature                                    Title                               Date
                   ---------                                    -----                               ----
/s/ Michael A. Wall                            Director and Chairman of the                    April 2, 1999
------------------------------------           Board
         Michael A. Wall

/s/ Richard F. Pops                            Director and Chief Executive                    April 2, 1999
------------------------------------           Officer (Principal Executive
         Richard F. Pops                       Officer)

/s/ Robert A. Breyer                           Director, President and Chief                   April 2, 1999
------------------------------------           Operating Officer
         Robert A. Breyer

/s/ James M. Frates                            Vice President, Chief Financial                 April 2, 1999
------------------------------------           Officer and Treasurer
         James M. Frates                       (Principal Financial Officer and
                                               Principal Accounting Officer)

/s/ Alexander Rich                             Director                                        April 2, 1999
------------------------------------
         Alexander Rich

/s/ Paul Schimmel                              Director                                        April 2, 1999
------------------------------------
         Paul Schimmel

/s/ Floyd Bloom                                Director                                        April 2, 1999
------------------------------------
         Floyd Bloom

/s/ John K. Clarke                             Director                                        April 2, 1999
------------------------------------
         John K. Clarke

                                  EXHIBIT INDEX


Exhibit No.       Exhibit
-----------       -------

5 Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to the legality of the securities to be offered.

10                Advanced Inhalation Research, Inc. 1998 Equity Incentive Plan.

23.1              Consent of Deloitte & Touche LLP.

23.2 Consent of Ballard Spahr Andrews & Ingersoll, LLP (included as part of Exhibit 5).